EXHIBIT 21

SUBSIDIARIES OF WWA GROUP, INC.

WWA Group, Inc. (Nevada corporation)

Infrastructure Developments, Corp. (Nevada corporation) 18% owned

Intelspec International, Inc. (Nevada corporation) 100% owned

Power Track Projects, FZE (United Arab Emirates company) 100% owned	Intelspec International LLC (Thailand company) 100% owned	Intelspec LLC (Delaware company) 100% owned